UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2007

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 6, 2007, Biophan Technologies, Inc. (the “Company”) entered into an Intellectual Property Assignment Agreement with Medtronic, Inc., a Minnesota corporation (“Medtronic”), pursuant to which the Company agreed to transfer and sell to Medtronic all of its interest in and to certain intellectual property owned by the Company for an aggregate purchase price of $11,000,000, which amount would have reduced to $10,500,000 if the closing did not occur within 60 days of the execution of the agreement. The intellectual property which the Company is selling consists of the Company’s patents related to MRI safety of implantable medical devices, including pacemakers.

On October 5, 2007, the Company closed the transaction contemplated by the Intellectual Property Assignment Agreement, sold the foregoing intellectual property to Medtronic and received an aggregate of $11,000,000 as the sale price.

Item 7.01 Regulation FD Disclosure.

On October 10, 2007, the Company announced the closing of the sale to Medtronic, Inc. of certain intellectual property. A copy of the press release that discusses this matter is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 7.01. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in the press release. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01 Exhibits.

(b) Pro forma financial information

The following information depicts the effects of the sale of the intellectual property rights as described in this report as if the transaction were consummated on March 1, 2007, the beginning of the three-month period ended May 31, 2007, the latest date for which financial statements have been filed with the Securities and Exchange Commission:

Condensed Consolidated Balance Sheet
	Historical		Pro Forma	Pro Forma
	May 31, 2007		Adjustments	May 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$740,354	(1)	$11,000,000	$11,740,354
Accounts receivable	12,427			12,427
Prepaid expenses	108,850			108,850
Other current assets	45,764			45,764
Total current assets	907,395		11,000,000	11,907,395
Property and equipment, net	401,466			401,466
Other assets:
Intangible assets, net of amortization
Myotech, LLC	22,729,640			22,729,640
Other	1,299,154	(2)	(66,500)	1,232,654
Deferred financing costs, net of amortization	1,221,627			1,221,627
Investment in New Scale Technologies, Inc.	100,000			100,000
Deposits	206			206
Deferred tax asset, net of valuation allowance	--			--
	25,350,627		(66,500)	25,284,127
	$26,659,488		$10,933,500	$37,592,988

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Current portion of capital lease obligation	$9,610			$9,610
Current portion of senior secured convertible
notes, net of discount	1,315,315			1,315,315
Accounts payable and accrued expenses	2,414,202			2,414,202
Liquidated damages payable	652,500			652,500
Note payable	60,050			60,050
Line of credit - related party	4,430,000			4,430,000
Due to related parties	79,430			79,430
Deferred revenues	145,833			145,833
Total current liabilities	9,106,940			9,106,940
Long-term debt:
Capital lease obligation	23,757			23,757
Senior secured convertible notes payable, less
discount	1,397,525			1,397,525

Total liabilities	10,528,222			10,528,222
Minority interest	12,657,272			12,657,272
Stockholders’ equity:
Common stock	417,158			417,158
Additional paid-in capital	61,034,639			61,034,639
	61,451,797			61,451,797
Less treasury stock	(8,467,698)			(8,467,698)
	52,984,099			52,984,099
Deficit accumulated during the development stage	(49,510,105)	(1) (2)	10,933,500	(38,576,605)
Total stockholders’ equity	3,473,994		10,933,500	14,407,494

	$26,659,488		$10,933,500	$37,592,988

Condensed Consolidated Statement of Operations
	Historical			Pro Forma
	Three Months		Pro forma	Three Months
	May 31, 2007		Adjustments	May 31, 2007
Revenues:
Sale of intellectual property rights	$--	(1)	$11,000,000	$11,000,000
License fees	62,500			62,500
Grant revenues	50,000			50,000
Consulting fees	59,833			59,833
	172,333		11,000,000	11,172,333
Operating expenses:
Research and development	1,319,947	(2)	(3,500)	1,316,447
General and administrative	1,487,670			1,487,670
Write-off of intellectual property rights	--	(2)	70,000	70,000
	2,807,617		66,500	2,874,117
Operating income(loss)	(2,635,284)		10,933,500	8,298,216
Other income(expense):
Interest income	15,441			15,441
Interest expense	(1,384,901)			(1,384,901)
Change in fair value of warrant liability	4,339,214			4,339,214
Liquidated damages	(652,500)			(652,500)
Other income	28,175			28,175
	2,345,429			2,345,429
Loss from continuing operations before minority
interest in Myotech, LLC	(289,855)		10,933,500	10,643,645
Minority interest in Myotech, LLC	471,819			471,819
Income before income tax benefit	181,964		10,933,500	11,115,464
Income tax provision	--	(3)	--	--
Net income	$181,964		$10,933,500	$11,115,464
Net income per common share:
Basic	$0.002			$0.142
Diluted	$0.002			$0.141
Weighted average shares outstanding:
Basic	78,508,619			78,508,619
Diluted	78,886,445			78,886,445

Pro Forma Adjustments:
(1)	Receipt of cash consideration
(2)	Write off unamortized cost of intellectual property rights sold
(3)
The income tax provision reflects the reversal of the deferred tax valuation allowance of approximately $3.7 million offset entirely by the recognition of a deferred tax expense of approximately $3.7 million attributed to the utilization of the net operating loss carry forwards, to reduce taxable income attributed to the above sale of intellectual property to zero.

(d) Exhibits

Exhibit Number   Description

10.1	Intellectual Property Assignment Agreement, dated August 6, 2007, by and between Technologies, Inc. and with Medtronic, Inc. (incorporated by reference to the Form 8-K filed August 9, 2007)

99.1	Press release of Biophan Technologies dated October 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: October 10, 2007	By:	/s/ John F. Lanzafame
Name: John F. Lanzafame
Title: Chief Executive Officer